Exhibit 99.1

Investor Relations: Porter, LeVay & Rose, Inc. Marlon Nurse, VP – Investor Relations (212) 564-4700 marlon@plrinvest.com Bill Gordon, SVP - Media Relations bill@plrinvest.com	Trade Media: Susan Tellem Tellem Worldwide, Inc. (310) 479-6111 ext. 1 stellem@tellem.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560 - 5286 ext. 102 investing@javobeverage.com

JAVO BEVERAGE ACHIEVES RECORD Q2’08 REVENUE OF $6.7 MILLION; BEVERAGE DISPENSER INSTALLATIONS REACH 8,826

Gross Margin Increases 18 Percentage Points

Conference Call Today at 11 a.m. Eastern Daylight Time

SAN DIEGO, CA - July 30, 2008 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading provider of premium dispensable coffee and tea-based beverages to the food service industry, announced today its unaudited financial results for the second quarter of 2008.
Financial highlights for the quarter ended June 30, 2008 include:

•	Revenues increased 109% to $6.7 million from $3.2 million in the second quarter 2007.

•	Gross profit margin expanded to 49.0%, an increase of 1,800 basis points from the year ago period and 1,100 basis points from the prior quarter.

•	The Company’s total installed base of beverage dispensers reached 8,826, an increase of 2,425 from the prior quarter and 6,215 more than year ago.

•	Dispensed products revenue reached $5.9 million, up 189% over second quarter 2007.

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Selling, general and administrative expenses totaled $3.8 million, an increase of 21%.  Excluding non-cash expenses for depreciation and amortization, SG&A was $ 3.0 million, an increase of 11% on the same basis versus year ago.

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The Company had a net loss of $2.2 million compared to a loss of $5.7 million in the prior year quarter.  The loss from operations was $0.6 million, compared to a loss of $2.2 million in the second quarter of 2007.   The net loss from operations for the second quarter includes non-cash option expense of $0.4 million and non-cash depreciation and amortization expenses of $0.4 million, resulting in a positive EBITDA for the quarter.

Javo Beverage Company – page 2

Cody C. Ashwell, chairman and CEO of Javo Beverage Company, said, “Javo’s second quarter results put us squarely on target with respect to our 2008 business plan and were important because of the key milestones achieved in dispenser placements, gross revenue and gross profit margins.  Our revenue reached a record level of $6.7 million as our sales team more than doubled the number of recurring revenue beverage dispensers at foodservice locations in the US during the first two quarters of the year.”

He added, “With the recent integration of coffee roasting, thermal processing and packaging operations at our brewing facility in Vista, Javo achieved a record gross margin of 49.0% during the quarter, an increase of 18 percentage points over year ago.  We anticipate that the combination of Javo’s higher revenue level and improved unit costs will allow us to maintain comparable levels of gross margin performance in the future.”

Ashwell said, “Selling, general and administrative expenses, which were scaled up during 2007 to facilitate an expansion of our sales force, were $3.8 million, an increase of 21% compared to the same quarter in 2007.  While we expect continued moderate increases in SG&A for the remainder of the year, we anticipate that our current installed base of beverage dispensers will produce positive EBITDA for FY2008.”

Ashwell concluded, “We recorded a $2.2 million net loss for the second quarter versus a loss of $5.7 million in the same quarter of 2007.  The difference is primarily attributable to an increase in gross profit of $2.3 million, reduced non-cash income from derivatives of $1.7 million, combined with an increase in total operating expenses of $0.7 million.”

Gary Lillian, president of Javo Beverage Company, said, “Javo added a record 2,425 dispensing locations for the Company’s on-demand beverages, bringing our total to 8,826.  To an important degree, our performance was positively impacted by the decision of Speedway SuperAmerica LLC (SSA), the largest company-owned and –operated gasoline and convenience retailer in the Midwest, to add Javo’s ice coffees and lattes to its beverage program.”  He added, “During the quarter, we worked closely with Speedway to install beverage dispensers in most of its 1,600 retail locations.  Our quarter further benefited from the continued expansion of our iced coffee program with other national accounts such as: Sunoco, Exxon-Mobil (On-the-Run®), BP Products (am pm®) and others.  We also continued to have strong performance from our hot coffee program within Premier Healthcare, the Department of Veterans Affairs, Compass Group, Amerinet and MedAssets Supply Chain Systems.  Having already exceeded our total installed base target of 7500 dispensers during the peak season for iced coffee installations, our primary growth driver for the remainder of the year will be hot coffee customers.  Based on current visibility, we see beating our high end objective of 10,000 dispensers by year end, with each new location adding between $3,000 and $6,000 of product revenue on an annual basis.”
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Javo Beverage Company – page 3

Management of Javo Beverage will host a conference call today, July 30, 2008 at 11:00 a.m. EDT to discuss the company’s financial results and achievements.  Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers.  Use conference ID# 44427337 approximately 15 minutes before the call.A digital replay of today’s conference call will be available by telephone approximately 2 hours after the completion of the call.  It wil be available for  30 days and may be accessed by dialing (800) 642-1687, from the U.S., or (706) 645-9291.  International callers should use conference ID# 44427337.

About Javo® Beverage Company, Inc.
Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the food service, food manufacturing and beverage industries. For food service operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems. Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The company supplies a growing list of national and international food service operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements that address operating performance that the Company expects will occur in the future, including statements relating to operating results for fiscal 2008, revenue growth, annual revenue per dispenser, volume growth, share of sales, or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and we cannot assure that anticipated results will be achieved.  These statements are subject to numerous risks and uncertainties, including those set forth in the Company’s risk factors contained in the Company’s most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, copies of which are available from the Company without charge and from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to review the risk factors that could affect actual results.  The Company disclaims any intent to update forward looking statements.

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Javo Beverage Company – page 4

JAVO BEVERAGE COMPANY, INC.
CONDENSED BALANCE SHEETS

	June 30, 2008	December 31,
	Unaudited	2007
ASSETS
Current assets:
Cash and cash equivalents	$704,692	$6,636,908
Restricted cash	4,577,000	3,863,000
Total cash, restricted cash and cash equivalents	5,281,692	10,499,908

Accounts receivable, less allowances	3,575,246	1,481,924
Inventory, net of reserve for obsolescence	1,095,006	691,420
Prepaid expenses	124,061	293,025
Total current assets	10,076,005	12,966,277

Property and equipment, net	8,415,304	4,644,993
Intangibles, net	859,570	750,060
Deposits	23,858	20,242

Total assets	$19,374,737	$18,381,572

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$4,190,244	$2,024,062
Accrued payroll and related benefits	184,593	139,358
Accrued short-term interest payable	325,394	399,808
Working capital line of credit	4,577,000	3,863,000
Warrants payable	1,547,740	2,389,215
Current portion of long-term debt and capital leases	4,919,253	4,990,563
Total current liabilities	15,744,224	13,806,006

Long-term debt and capital leases, net of current portion	11,095,165	13,587,773
Unamortized discount on long-term debt	(7,165,510)	(9,216,562)
Accrued long-term interest payable	65,398	52,444
Total liabilities	19,739,277	18,229,661
Commitments and contingencies	--	--
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,952,683 shares issued and outstanding as of June 30, 2008, and as of December 31, 2007	1,953	1,953
Common stock, $0.001 par value, 300,000,000 shares authorized, 158,569,857 shares issued and outstanding as of June 30, 2008, 153,378,797 shared issued and outstanding as of December 31, 2007	158,570	153,379
Additional paid in capital	56,362,523	53,549,821
Deferred compensation	(3,300,393)	(4,023,653)
Accumulated deficit	(53,587,193)	(49,529,589)
Total stockholders' equity (deficit)	(364,540)	151,911

Total liabilities and stockholders' equity	$19,374,737	$18,381,572
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Javo Beverage Company – page 5

JAVO BEVERAGE COMPANY, INC.
CONDENSED STATEMENT OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$6,684,043	$3,195,340	$10,571,351	$5,943,545

Cost of sales	(3,428,378)	(2,205,852)	(5,836,752)	(3,678,448)
Gross profit	3,255,665	989,488	4,734,599	2,265,097

Operating expenses:
Selling and marketing	(1,850,336)	(1,124,285)	(3,269,628)	(1,881,957)
General and administrative	(1,981,421)	(2,048,635)	(3,716,040)	(3,129,135)

Total operating expenses	(3,831,757)	(3,172,920)	(6,985,668)	(5,011,092)

Loss from operations	(576,092)	(2,183,432)	(2,251,069)	(2,745,995)

Other income (expenses):
Interest income	35,227	194,853	102,604	374,043
Interest expense	(1,356,554)	(1,584,643)	(2,777,843)	(3,180,646)
Income (expense) from derivatives	(350,207)	(2,091,761)	841,475	264,308
Other income	40,670	--	40,670	31,103
Loss on disposal of assets	(13,084)	(2,854)	(13,441)	(1,177)

Total other income (expense)	(1,643,948)	(3,484,405)	(1,806,535)	(2,512,369)

Net loss	$(2,220,040)	$(5,667,837)	$(4,057,604)	$(5,258,364)

Basic loss per share	$(0.01)	$(0.04)	$(0.03)	$(0.04)
Weighted average number of shares outstanding, basic	157,833,290	149,631,806	156,817,910	149,568,717

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